Exhibit 5.12

CONSENT OF M. WERTZ

        In connection with the registration statement on Form F-10 of Banro Corporation (the “Company”) being filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, the undersigned, hereby consent to the use of my name and references to the following documents in the Registration Statement, and to the incorporation by reference of such documents and information derived from such documents in the Registration Statement:

1.	The material change report of the Company dated March 10, 2011, which includes references to my name in connection with the technical information therein;

Date: September 16, 2011

/s/ M. Wertz
Name: M. Wertz
Title: Partner and Principal Mining Engineer
SRK Consulting (South Africa) (Pty.) Ltd.